Exhibit 10.2

SEPARATION & RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is between HealthWarehouse.com Inc., and any affiliate or successor thereto (collectively, the “Company”) and Jeffrey Holtmeier (“Employee”).

WHEREAS, Employee has ceased his employment with the Company effective at the close of business on January 16, 2017 (the “Termination Date”); and

WHEREAS, Employee is currently party to an Employment Agreement between the Company and Employee dated November 4, 2016 (“Employment Agreement”); and

WHEREAS, Employee and the Company (the “Parties”) now desire to enter into this Agreement to set forth terms and conditions related to Employee’s resignation, and certain matters pertaining to the Employment Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Employee will be paid his current salary for the period up to and including the day which is thirty days after the Termination Date, at the rate in effect as of the Termination Date. In addition, the Company will pay to Employee an annual bonus for the 2016 year of Forty-Three Thousand Seven Hundred Fifty Dollars ($43,750). The salary (less appropriate withholding for benefits, taxes and any other required withholdings) will be made in accordance with normal Company payroll timing and practices. The Bonus (less appropriate withholding for benefits, taxes and any other required withholdings) of Forty-Three Thousand Seven Hundred Fifty Dollars ($43,750) will be paid and in 10 equal monthly payments, beginning February 1, 2017.

2.	The Company will reimburse incurred expenses in the amount of Sixty-Six Thousand Seven Hundred Forty-Four Dollars and Seventy-Eight Cents ($66,949.78), upon submission of proper documentation from Employee. Such sum will be paid in 10 equal monthly payments, beginning February 1, 2017.

3.	Effective as of the Termination Date, Employee resigns from the Board of Directors of the Company, and from all officer and director positions of the Company’s subsidiaries.

4.	The Employment Agreement is terminated and of no further force and effect, effective on the Termination Date, except for those provisions of the Employment Agreement which are expressly intended to survive termination (including but not limited to the grant and vesting of any options under the Employment Agreement prior to the Termination Date), which shall continue to be in effect for the time periods specified therein.

5.	The Company shall continue to indemnify, defend and hold harmless Employee against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual action based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing or occurring at or prior to the Termination Date and whether asserted or claimed prior to, or at or after, the Termination Date but only to the extent the Company would have been required to do so as of the Termination Date, in each case to the full extent the Company is permitted under law to indemnify its own directors or officers.

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6.	Employee acknowledges and agrees that he is entitled to no salary, wages, commissions, options, benefits, insurance or other compensation from the Company, except as specifically set forth herein.

7.	Employee will continue to cooperate with the Company, at Company’s expense, in the Company’s advancement of all claims (including litigation) in connection with the settlement of certain Company payables and the issuance of shares of Company stock.

8.	In consideration of his receipt of the consideration described above, Employee hereby fully, finally, completely and generally releases the Company, its affiliates, and their respective subsidiaries, affiliates, officers, directors, employees, owners, members, shareholders, agents and representatives (the “Releasees”), from any and all claims, actions, demands, and/or causes of action, whether known or unknown, of whatever kind or character which transpired prior to the execution of this Agreement, including, without limitation: any claim under State or federal law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination claims such as claims or causes of action under the Kentucky Civil Rights Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et. seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et. seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et. seq.; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et. seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et. seq.; as well as any and all claims for unpaid or withheld wages, relocation allowances or benefits, other benefits, commissions, stock options, bonuses or profit-sharing, wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, or intentional infliction of emotional distress. Employee also specifically releases any claims for attorney’s fees, costs and expenses incurred in connection with any matter herein released.

9.	Employee represents that there is currently no pending complaint or lawsuit concerning any of the Releasees which Employee has filed with any local, state, or federal agency or court. Employee agrees not to file any claim, complaint, action or cause of action against any of the Releasees, and further agrees to indemnify and save harmless the Releasees against loss, including, without limitation, the cost of defense and legal fees, occurring as a result of any claims, charges, complaints, actions, or causes of action made or brought by Employee in violation of paragraphs 6 and 7 herein.

10.	Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “Commission”), the National Labor Relations Board (the “NLRB”), or any other federal, state or local agency with similar responsibilities to enforce any laws pertaining to employment discrimination or retaliation, fraud, financial misfeasance, or union activity or participation. Likewise, this waiver will not be used to justify interfering with the protected right of any employee to file a charge or participate in an investigation or proceeding conducted by the Commission, the NLRB or any similar agency. However, Employee waives the right to receive or participate in any payment or benefits arising out of any such proceeding.

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11.	The Parties understand and agree that this Agreement constitutes a valid and enforceable waiver and release agreement, and creates enforceable rights as described herein. Both Parties acknowledge that this Agreement shall not affect any claim or cause of action arising after the date that the Employee executes this Agreement.

12.	The Parties acknowledge that nothing in this Agreement shall be construed as a waiver or release of Employee’s vested rights or legally protected entitlements, if any, in any 401(k) Plan, Insurance Plan or other Health or Welfare Benefit Plan. Also, this Agreement does not limit or preclude, in any way, the Employee’s right to seek unemployment compensation under State law. If Employee elects to seek unemployment compensation, Employee understands and agrees that the decision to award unemployment compensation is made by the applicable State agency, not the Company.

13.	Neither this Agreement itself nor the payment of the above amount shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or responsibility of any kind.

14.	Each Party agrees that it shall not disparage the other Party or its officers, directors, shareholders, or employees. The Company agrees it will include positive comments recognizing Employee's efforts and contributions towards the success of its 4th quarter 2016 and fiscal year 2016 financial results in any press release announcing such results, when those results are issued.

15.	To the extent applicable, it is intended that this Agreement (including all amendments thereto) comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Employee. This Agreement shall be interpreted and administered in a manner consistent with this intent. Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments and/or benefits under this Agreement are determined to be “nonqualified deferred compensation” subject to Section 409A of the Code and the Company determines that Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the final Treasury Regulations promulgated thereunder, then such payments and/or benefits (or portion thereof) shall commence no earlier than the first day of the seventh month following the Separation Date (with the first such payment being a lump sum equal to the aggregate payments and/or benefits Employee would have received during such six-month period if no such payment delay had been imposed.) For purposes of this Agreement, “termination of employment” or any related reference to termination of employment shall mean Employee’s “separation from service”, as defined in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder. Wherever payments to which this paragraph applies are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.

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16.	The Employee acknowledges and represents that he:

(a)	has fully read and understood this Agreement;

(b)	has accepted the terms of this Agreement and has executed this Agreement voluntarily;

(c)	has been advised that his signature on this Agreement shall constitute a waiver and release of the Released Parties from all claims Employee may have as of the date he signs this Agreement regarding claims or rights arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 (“ADEA”), but does not constitute a waiver or release of rights or claims that may arise under the ADEA after the date he signs this Agreement;

(d)	has been advised to consult an attorney or other advisor prior to signing this Agreement;

(e)	has been provided twenty-one (21) days within which to consider whether he should sign this Agreement and waive and release all claims and rights arising under the ADEA, as well as all other claims released by this Agreement;

(f)	understands and agrees that any changes to this Agreement will not re-start the 21 day consideration period; and

(g)	has been advised that he shall have seven (7) full days following the execution of this Agreement to revoke this Agreement and that this Agreement shall not become effective or enforceable until the eighth (8th) day after it is signed by Employee (on which date this Agreement will automatically become effective and enforceable unless previously revoked within that seven (7) day period).

17.	This Agreement supersedes any and all prior agreement, whether oral or written, previously made between the parties relating to the subject matter herein and the full understanding of the parties is expressed herein. However, this Agreement will not supersede any prior agreement or promise between Employee and the Company regarding confidentiality, trade secrets, non-competition, non-disclosure or non-solicitation, including but not limited to those set forth in the Employment Agreement, and any such agreement or promise shall remain in full force and effect, except as specifically set forth herein.

18.	This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Any lawsuit or other legal proceeding between the parties shall be brought only in the civil district courts of Boone County, Kentucky, or the United States District Court for the Eastern District of Kentucky, Covington Division. The parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

19.	The invalidity of any particular provision of this Agreement shall not affect the validity of any other provision. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of subsequent breach by any party.

20.	This Agreement was originally provided to Employee on January 19, 2017.

(signatures follow)

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Dated: January 19, 2017
HEALTHWAREHOUSE.COM INC.

	By:	/s/ Mark Scott
Mark Scott, Board Member

I have carefully read and fully understand the provisions of this Agreement. I am signing this Agreement voluntarily and without any other agreements or promises from Company.

AGREED:	/s/ Jeffrey Holtmeier	January 19, 2017
	Jeffrey Holtmeier	(Date)

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